Exhibit 10.14

Benefit Summary for Executives
Executive Life Insurance

I.	PURPOSE

The Executive Life Insurance Plan is a variable life insurance plan that provides you with a company paid death benefit the option of purchasing additional optional coverage and the opportunity to build cash value and contribute to a Cash Accumulation Account.

II.	ELIGIBILITY

Full-time ACCO Brands executives whose positions are classified in a pay grade of 9 or higher, on the US dollar payroll, are eligible to participate in the Executive Life Insurance Plan.

III.	EFFECTIVE DATE

Coverage is effective on the date that the insurance company, Pacific Life, approves your application.

IV.	ENROLLMENT

Shortly after you become eligible, Willis, the broker on this account, will send you a personalized binder that contains a complete description of the plan and the different options available to you. A representative from Willis will contact you to review the plan answer any of your questions and collect your enrollment materials It is important for you to know that even if you do not elect any of the optional features, your company paid coverage will not be effective until you complete the enrollment materials and they are approved by Pacific Life.

V.	BENEFITS

Your executive life insurance benefits include:

•	A company paid death benefit equal to I times your base salary plus target bonus

•	The option to purchase additional death benefit of I 2 3 or 4 times your base salary plus target bonus

•	The opportunity to build cash value by contributing additional premiums

•	The ability to contribute to a Cash Accumulation Account offering tax-deferred, variable investments

•	Fully portable coverage if you leave ACCO or otherwise lose eligibility

January 1, 2004